Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ENTERS INTO $137 MILLION CREDIT FACILITY

Newport Beach, CA – January 12, 2011 – American Vanguard Corporation (NYSE: AVD), today announced that it entered into a new $137 million senior secured credit facility with a syndicate of banks led by Bank of the West. The facility consists of a revolving commitment of $75 million, and an initial term commitment of $62 million. Also included in the credit facility is an accordion feature of up to $50 million. Both the revolving line of credit and the term loan mature on January 10, 2016. The facility replaces the Company’s previous $135 million facility, which the Company has retired in full through borrowing from the new facility. The Company intends to utilize the facility as needed for ongoing working capital requirements and to support the Company’s growth strategy. Further detail is included in the Company’s Form 8-K being filed with the Securities and Exchange Commission shortly.

David Johnson, Vice President and Chief Financial Officer, stated, “We are pleased to continue our successful 30 year business relationship with Bank of the West. We also acknowledge the continued support from the other banks in our lender group including Harris Bank N.A., Wells Fargo Bank N.A., Union Bank N.A., and two Farm Credit Unions – Greenstone and Agstar. This facility will provide the Company with the flexibility to pursue significant product acquisition opportunities and execute other long-term strategic initiatives.”

Eric Wintemute, President and Chief Executive Officer, stated: “We are delighted with the confidence shown in our future prospects by the members of our Banking Group. They have fully supported our recent product acquisitions and, with this five year agreement, have provided American Vanguard with the capacity to strengthen and expand its global position in agricultural crop protection and commercial pest control management. We will continue to exercise disciplined financial management and will remain focused on maintaining a strong balance sheet.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and the control of public and animal health pests. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

In its public commentary, the Company may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Contact:
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser	Lena Cati
Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	(212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com